EXHIBIT 99.1

Immunomedics Announces Fiscal 2012 Results

MORRIS PLAINS, N.J., Aug. 23, 2012 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the fourth quarter and fiscal year ended June 30, 2012. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter Fiscal 2012 Results

The Company reported total revenues of $1.0 million for the fourth quarter of fiscal year 2012, which ended June 30, 2012, as compared to revenues of $11.1 million for the same quarter last fiscal year. The decrease in revenues was primarily due to a $10.0 million milestone payment received in the fourth quarter of fiscal 2011 under the terms of the Nycomed Agreement. The lower revenue in fiscal 2012 was the primary reason for the net loss attributable to our stockholders of $7.5 million, or $0.10 per share, for the current quarter, as compared to net income attributable to our stockholders of $2.3 million, or $0.03 per share, for the same period last year.

Fiscal Year 2012 Results

Total revenues for fiscal year 2012 amounted to $32.7 million as compared to $14.7 million for fiscal year 2011. The increase of $18.0 million as compared to the prior fiscal year was primarily the result of $18.3 million in higher license fee revenue in fiscal 2012 due to the $28.4 million in license fee revenue that the Company received in 2012 in connection with an amendment to the Licensing Agreement with UCB, which was partially offset by lower revenue from Nycomed in fiscal 2012 as a result of the non-recurring $10.0 million Nycomed milestone payment received in 2011.

Net income attributable to our stockholders for the fiscal year ended June 30, 2012 was $0.8 million, or $0.01 per share, as compared to a net loss attributable to our stockholders of $15.1 million, or $0.20 per share, in fiscal year 2011. The improvement in profitability this fiscal year was primarily due to the increase in license fee revenue and reduction in operating expenses of $1.9 million, offset in part by a non-recurring grant of $2.9 million from the Federal government's Qualifying Therapeutic Discovery Project program in fiscal 2011.

The Company has no long-term debt and as of June 30, 2012, cash and cash equivalents totaled $32.8 million.

"We were successful implementing our non-dilutive financing strategies to support our robust R&D program in the 2012 fiscal year," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "In fiscal 2013, expenditures are expected to be $24 to $26 million due to increased spending for research and development, including the further clinical development of clivatuzumab in patients with pancreatic cancer."

The Company's key clinical developments and future planned activities:

Epratuzumab

  Epratuzumab results in lupus were presented at the 2012 Annual European Congress of Rheumatology. (For more information, please refer to the Company's press release at www.immunomedics.com/pdfs/news/2012/pr06082012.pdf)

Epratuzumab tetraxetan

  Initial Phase I results of yttrium-90-labeled epratuzumab tetraxetan combined with veltuzumab in patients with aggressive lymphoma were reported in an oral presentation at the 59th Annual Meeting of the Society of Nuclear Medicine (SNM). (Please refer to the Company's press release at www.immunomedics.com/pdfs/news/2012/pr06132012.pdf for more information)

Clivatuzumab tetraxetan

  Full survival data from the Phase I/II frontline study of yttrium-90-labeled clivatuzumab tetraxetan combined with gemcitabine in advanced pancreatic cancer were reported at the 2012 Annual Meeting of the American Society of Clinical Oncology, the 59th Annual Meeting of the SNM, and the 14th World Congress on Gastrointestinal Cancer organized by the European Society of Medical. (Please refer to the Company's press release at www.immunomedics.com/pdfs/news/2012/pr06042012.pdf for more information on the results of this trial)

Veltuzumab

  During fiscal year 2012, Takeda-Nycomed reviewed future development plans for veltuzumab as a therapy for patients with rheumatoid arthritis (RA). A Phase II clinical trial is ongoing. Modifications to protocol design and the RA patient population for enrollment are being considered.

hRS7-SN-38

  Also in the second half of 2012, we plan to launch a Phase I study of hRS7-SN-38, the third agent from our antibody-drug conjugate program to enter clinical trials, for the potential treatment of certain solid cancers. hRS7-SN-38 is a humanized anti-TROP-2 antibody attached with SN-38, the active metabolite of irinotecan, a chemotherapeutic drug approved for the treatment of patients with colorectal cancer.

Conference Call

The Company will host a conference call and live audio webcast on Friday, August 24, 2012 at 10:00 a.m. Eastern time to discuss financial results for the fourth quarter and fiscal year 2012, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 20050489. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through September 23, 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 202 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30, 2012	June 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents			$ 32,838,096	$ 27,097,610
Accounts receivable, net of allowance for doubtful accounts			659,958	736,980
Inventory			415,876	289,604
Other receivables			389,002	974,331
Prepaid expenses			582,601	514,388
Other current assets			593,900	644,705
			35,479,433	30,257,618

Property and equipment, net			2,527,500	3,456,150
Value of life insurance policies			598,288	581,005
Other long-term assets			30,000	30,000

			$ 38,635,221	$ 34,324,773
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses			$ 5,594,800	$ 5,548,318
Other liabilities			1,301,212	1,134,492
Stockholders' equity			31,739,209	27,641,963

			$ 38,635,221	$ 34,324,773

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011

Revenues:
License fees and other revenues	$ --	$10,037,200	$ 28,418,000	$ 10,126,550
Product sales	825,084	899,752	3,517,739	3,607,685
Research & development	137,956	178,128	798,088	975,244
Total Revenues	963,040	11,115,080	32,733,827	14,709,479
Costs and Expenses	8,515,474	8,909,090	31,859,660	33,732,141
Operating (Loss) Income	(7,552,434)	2,205,990	874,167	(19,022,662)
Interest and Other Income (Expense)	(3,466)	36,415	31,996	3,888,135
(Loss) Income before Income Tax Benefit (Expense)	(7,555,900)	2,242,405	906,163	(15,134,527)
Income Tax Benefit (Expense)	10,215	9,253	(209,785)	(109,880)
Net (Loss) Income	(7,545,685)	2,251,658	696,378	(15,244,407)
Net Loss attributable on noncontrolling interest	(29,158)	(28,042)	(113,574)	(173,986)
Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (7,516,527)	$ 2,279,700	$ 809,952	$ (15,070,421)

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.10)	$ 0.03	$ 0.01	$ (0.20)
Diluted	$ (0.10)	$ 0.03	$ 0.01	$ (0.20)

Weighted average number of common shares outstanding:
Basic	75,540,438	75,377,741	75,481,007	75,313,349
Diluted	75,540,438	76,190,094	76,174,377	75,313,349
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com